As filed with the Securities and Exchange Commission on July 24, 2002

                        Registration No. ____________

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                      ----------------------------------
                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                      ----------------------------------
                           ON THE GO HEALTHCARE, INC.
             (Exact name of registrant specified in its charter)

Delaware                                 5090                  98-0231687
State of other jurisdiction (Primary Standard Industrial      (IRS Employer
of incorporation)           Classification Code Number)  Identification Number)

                         85 Corstate Avenue, Unit #1
                              Concord, Ontario
                               Canada L4K 4Y2
                               (905) 760-2987
                   (Address of principal executive offices)

        85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2
                  (Address of principal executive offices)
                      ----------------------------------
                    Jim Kellogg Jr. - Consulting Agreement
                     Irwin M. Weiss - Consulting Agreement
                         David Walt - Consulting Agreement
                    Yisrael Feldman - Consulting Agreement
                        Walco Radio - Consulting Agreement
                       Mike Cornish - Consulting Agreement
                     Gayle Sokoloff - Consulting Agreement
                964434 Ontario inc. - Consulting Agreement
             Shustak Jalil & Heller - Letter Agreement
                          (Full Title of the Plans)
                      ----------------------------------
                            Stuart Turk, President
                          85 Corstate Avenue, Unit #1
                               Concord, Ontario
                                Canada L4K 4Y2
                                (905) 760-2987
        (Name, address and telephone number of agent for service)

                        Copies of communications to:
                             Richard Heller, Esq.
                              545 Madison Avenue
                             New York, N.Y. 10022
                              T: (212) 688-5900
                              F: (212) 688-6151



                                CALCULATION OF REGISTRATION FEE

Title of         Amount      Proposed Maximum Proposed Maximum     Amount of
Securities to    to be       offering Price   Registered Aggregate Registration
be Registered    Registered  per Share(1)     offering Price (1)   Fee
---------------- ----------- ---------------  -------------------- ------------
Common Stock,
$0.001 par value  1,125,000  $ 0.0056         $ 6,300              $0.57


(1) Estimated solely for the purpose of calculating the registration fee. The proposed maximum price per share and maximum aggregate offering price are estimated based upon the book value of the Company's Common Stock at April 30, 2002.

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                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1. Plan Information

     The documents containing the information related to the Common Stock to be issued to consultants which is not being filed as part of this Registration Statement and documents incorporated by reference in response to Item 3 of
Part II of this Registration Statement, which taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities
Act of 1933, as amended(the Securities Act"), will be sent or given to the applicable participants by the Registrant as specified by Rule 428(1) of the Securities Act.


Item 2. Registrant Information and Employee Plan Annual Information.

     The Registrant has provided or will provide a written statement to consultants who are issued Common Stock pursuant to this Registration Statement, that the Company will furnish them without charge, upon oral or written request, copies of the documents incorporated in this registration statement by reference in Item 3 of Part II, and stating that these documents are incorporated into the Section 10(a) prospectus. The Company will also make available without charge, upon oral or written request, other documents required to be delivered to employees pursuant to Rule 428(b).


                                   PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation Of Certain Documents By Reference

The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Company's Prospectus dated October 15, 2001 filed under the Securities Act.

(b) The Company's Quarterly Report on Form 10-QSB for the quarter ended January 31, 2002.

(c) The Company's Quarterly Report on Form 10-QSB for the quarter ended April 30, 2002.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.


Item 4.  Description of Securities

    The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.0001 per share (the "Common Stock"). Holders of the Common Stock have one vote per share on each matter submitted to a vote of stockholders, the right to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefor and the right to receive net assets in liquidation after payment of all amounts due to creditors and all preferential amounts due to holders of any preferred stock. Holders of the Common Stock have no conversion rights and are not entitled to any preemptive or subscription rights. The Common Stock is not subject to redemption or any further calls or assessments. The Common Stock has noncumulative voting rights in the election of directors.

    The Company's common stock is not currently traded.

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Item 5.  Interests of Named Experts and Counsel

    The validity of the issuance of the Securities offered hereby will be passed upon for the Company by the law firm of Shustak Jalil & Heller New York, N.Y. 10022. Shustak Jalil & Heller, which has expressed an opinion with regard to the issuance of the shares described herein, will be issued 125,000 shares of stock pursuant to this registration statement. The shares will be issued in payment of legal services previously rendered to the Company.


Item 6.  Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company's Certificate of Incorporation contains provisions relating to the indemnification of director and officers and the Company's By-Laws extends such indemnities to the full extent permitted by Delaware law.

    The Company may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which the Company could not indemnify such persons.


Item 7.  Exemption from Registration Claimed

    Not Applicable


Item 8.  Exhibits

    The following   exhibits are filed as part of this Registration Statement:

        4.1 Consulting Agreement dated July 17, 2002 between the Registrant and Jim Kellogg Jr.
        4.2 Consulting Agreement dated July 02, 2002 between the Registrant and Irwin M. Weiss
        4.3 Consulting Agreement dated July 02, 2002 between the Registrant and David Walt
        4.4 Consulting Agreement dated July 17, 2002 between the Registrant and Yisrael Feldman
        4.5 Consulting Agreement dated July 22, 2002 between the Registrant and Walco Radio
        4.6 Consulting Agreement dated July 15, 2002 between the Registrant and Mike Cornish
        4.7 Consulting Agreement dated July 12, 2002 between the Registrant and Gayle Sokoloff
        4.8 Consulting Agreement dated July 12, 2002 between the Registrant and 964434 Ontario inc.
        4.9 Letter Agreement dated July 12, 2002 between the Registrant and Shustak Jalil & Heller
        5.1  Opinion of Counsel.
        23.1 Consent of Rosenberg, Smith & Partners, C.A.
        23.2 Consent of Counsel (included in Exhibit No. 5).
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Item 9.  Undertakings

(a) The undersigned registrant hereby undertakes to:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (a)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (b)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (c)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                   provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering thereof.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Concord, Province Ontario, Country of Canada, on July 23, 2002


                                                  ON THE GO HEALTHCARE, INC.

                                                  /s/Stuart Turk
                                              By:-----------------------------
                                                  Stuart Turk, President


    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and in the dates stated:




Signature                 Title                                   Date

/s/Stuart Turk                                                    July 23, 2002
--------------------      President, Chief Executive Officer,     ------------
Stuart Turk               Chairman and Director

/s/Evan Schwartzberg                                              July 23, 2002
--------------------      Chief Financial and Accounting Officer  ------------
Evan Schwartzberg

/s/Ralph Magid                                                    July 23, 2002
--------------------      Director                                ------------
Ralph Magid

/s/Randal Kalpin                                                  July 23, 2002
--------------------      Director                                ------------
Randal A. Kalpin


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